EXHIBIT 10.7
                           American Air Network, Inc.
                               657 North Bell Ave.
                                    Suite 200
                              Chesterfield MO 63005






August 1, 2003

Mr. Gregory Love
President and CEO
Elite Flight Solutions Inc.
5550 Bee Ridge Rd.
Suite E-3
Sarasota, Florida  34233


Dear Mr. Love,

It is the intent of this letter to confirm that Air American Network, Inc. has authorized Elite Flight Solutions, Inc. and it's subsidiary FlyJets.biz the right to market the aircraft on our air carrier charter certificate which at the present time totals 50 various type of aircraft. In addition air American Network, Inc. further agrees to authorize Elite and FlyJets.biz to market any additional aircraft that is added to our air carrier charter certificate in the future.

This agreement will stay in effect until July 30, 2004 and can be renewed by mutual written consent.

Very truly yours,



Doug Gilliland
President